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Exhibit 10.11

THE FIRST MARBLEHEAD CORPORATION

EXECUTIVE INCENTIVE COMPENSATION PLAN

i

THE FIRST MARBLEHEAD CORPORATION

EXECUTIVE INCENTIVE COMPENSATION PLAN

Article 1. Name

        This plan shall be known as the "Executive Incentive Compensation Plan" (the "Plan").

Article 2. Purpose and Intent

        The First Marblehead Corporation established this Plan effective July 1, 2004 for the purpose of providing certain of its executive officers with annual and long-term incentive compensation based on the annual or long-term performance of the Company measured by an objective corporate performance measure(s). The intent of the Plan is to provide "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code. The provisions of the Plan shall be construed and interpreted to effectuate such intent.

Article 3. Definitions

        For purposes of the Plan, the following terms shall have the following meanings:

        3.1   "Affiliate" means any corporation, partnership, limited liability company or partnership, association, trust or other entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with the Company. For purposes of the preceding sentence, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

        3.2   "Annual Incentive Award" means an award to a Covered Employee pursuant to Article 6 and which covers a period of time equal to or less than twelve (12) months.

        3.3   "Board" or "Board of Directors" means the Board of Directors of the Company.

        3.4   "Code" means the Internal Revenue Code of 1986, as amended from time to time, and references thereto shall include the valid Treasury regulations thereunder.

        3.5   "Committee" means all of the members of the Compensation Committee of the Board, or any other committee delegated by the Board or the Compensation Committee of the Board to handle compensation matters, who are Outside Directors.

        3.6   "Company" means The First Marblehead Corporation, a Delaware corporation, and any successor thereto.

        3.7   "Covered Employee" means any key Employee of the Company who is or may become a "Covered Employee," as defined in Section 162(m) of the Code, and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Plan Year for Annual Incentive Awards or the Long-Term Performance Period for Long-Term Incentive Awards, or (ii) twenty-five percent (25%) of the period of service which has elapsed, as a "Covered Employee" under the Plan for such applicable performance period.

        3.8   "Employee" means any employee of the Company, its Affiliates, and/or its Subsidiaries.

        3.9   "Long-Term Incentive Award" means an award granted to a Covered Employee pursuant to Article 7 and which covers a Long-Term Performance Period.

        3.10 "Long-Term Performance Period" means a period of time greater than twelve (12) months during which performance goal(s) established by the Committee based on one or more Performance Measures must be met.

        3.11 "Operating Income" means, with respect to a Plan Year, "income from operations" of the Company determined by the Company's certified public accountants in accordance with generally accepted accounting principles for purposes of inclusion in the Company's Annual Report to Stockholders for such Plan Year. The determination of Operating Income by the Company's certified public accountants shall be final and binding on all persons.

        3.12 "Outside Director" means a member of the Board who is an "outside director" within the meaning of Section 162(m)(4)(C)(i) of the Code and regulations promulgated thereunder.

        3.13 "Performance-Based Compensation" means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees as "performance-based compensation".

        3.14 "Performance Measures" means measures as described in Article 8 on which the performance goals are based and which are approved by the Company's shareholders pursuant to this Plan in order to qualify Long-Term Incentive Awards as Performance-Based Compensation.

        3.15 "Plan Year" means the shorter of the (i) fiscal year of the Company beginning July 1 and ending June 30, or (ii) the period of service.

        3.16 "Subsidiary" means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

Article 4. Administration

        The Committee shall be responsible for administering the Plan. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Committee shall have such other and further specified duties, powers, authority, and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan or the requirements of Section 162(m). The decision of the Committee upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

Article 5. Applicable Limits

        5.1    Annual Incentive Award.    The maximum aggregate amount awarded or credited in any one Plan Year to a Covered Employee with respect to an Annual Incentive Award shall be determined in accordance with Section 6.1.

        5.2    Long-Term Incentive Awards.    The maximum aggregate amount awarded or credited in any one Plan Year to a Covered Employee with respect to Long-Term Incentive Awards to a Covered Employee in a Plan Year may not exceed ten million dollars ($10,000,000).

Article 6. Annual Incentive Awards

        6.1    Establishment of Incentive Pool.    The Committee may designate Covered Employees who are eligible to receive a monetary payment in any Plan Year based on a percentage of an incentive pool equal to five percent (5%) of the Company's Operating Income for the Plan Year. The Committee shall allocate an incentive pool percentage to each designated Covered Employee for each Plan Year. In no event may (i) the incentive pool percentage for any one Covered Employee exceed fifty percent (50%) of the total pool, and (ii) the sum of the incentive pool percentages for all Covered Employees cannot exceed one hundred percent (100%) of the total pool.

        6.2    Determination of Covered Employees' Portions.    As soon as possible after the determination of the incentive pool for a Plan Year, the Committee shall calculate each Covered Employee's allocated portion of the incentive pool (the "Incentive Pool Allocation") based upon the percentage established at the beginning of the Plan Year and subject to the limit pursuant to Section 6.1. Each Covered Employee's Annual Incentive Award then shall be determined by the Committee based on the Covered Employee's Incentive Pool Allocation subject to adjustment in the sole discretion of the Committee pursuant to Section 6.3. In no event may the portion of the Incentive Pool Allocation to a Covered Employee be increased in any way, including as a result of the reduction of any other Covered Employee's allocated portion.

        6.3    Adjustment of Incentive Pool Allocation.    The Incentive Pool Allocation to a Covered Employee pursuant to Section 6.2 may not be adjusted upward. The Committee shall have full discretion to adjust such Incentive Pool Allocation downward (including without limitation the discretion to reduce such Incentive Pool Allocation to zero), on such basis as the Committee determines in its sole discretion.

        6.4    Form and Timing of Payment.    The Incentive Pool Allocation, as adjusted pursuant to Section 6.3, shall be paid as soon as possible after the end of the Plan Year, subject to written certification by the Committee of the amount of Operating Income for such Plan Year in accordance with Section 162(m)(4)(C)(iii) of the Code. Notwithstanding any other provision of the Plan, payment shall be made in the form of cash, an equity award under the Company's 2003 Stock Incentive Plan, or any other similar plan that has been approved by the stockholders of the Company at the time of such payment, or a combination of cash and such an equity award, in each case in the discretion of the Committee. For purposes of this Section 6.4, underlying such equity award will be a number of shares of the Common Stock of the Company equal in value to the portion of the adjusted Incentive Pool Allocation that would have otherwise been paid to the Covered Employee in cash. Any such equity award shall be on such additional terms, including vesting terms, as the Committee may determine in the agreement evidencing such award. The Committee may permit or require a Covered Employee to defer the receipt of any payment under the Plan that would otherwise be payable to the Covered Employee. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

        6.5    Tax Withholding.    The Company shall have the power and the right to deduct or withhold, or require the Covered Employee to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

        6.6    Termination of Employment.    The Committee shall determine the extent to which a Covered Employee shall have the right to receive payment for his or her Annual Incentive Awards following termination of the Covered Employee's employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an award agreement entered into with each Covered Employee, but need not be uniform among all Annual Incentive Awards granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 7. Long-Term Incentive Awards

        7.1    Grant of Long-Term Incentive Awards.    Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Long-Term Incentive Awards to Participants in such amounts and upon such terms, including the achievement of specific performance goals, as the Committee may determine.

        7.2    Value of Long-Term Incentive Awards.    Each Long-Term Incentive Award shall specify a payment amount or payment range as determined by the Committee subject to the achievement of certain performance goal(s) established by the Committee, based on one or more Performance Measures. The number and/or value of Long-Term Incentive Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met during the applicable Long-Term Performance Period.

        7.3    Payment of Long-Term Incentive Awards.    Notwithstanding any other provision of the Plan, payment, if any, with respect to a Long-Term Incentive Award shall be made in accordance with the terms of the Award, as the Committee determines. Payments shall be made in cash, an equity award under the Company's 2003 Stock Incentive Plan, or any other similar plan that has been approved by the stockholders of the Company at the time of such payment, or a combination of cash and such an equity award, in each case in the discretion of the Committee. For purposes of this Section 7.3, underlying such equity award will be a number of shares of the Common Stock of the Company equal in value to the portion of the adjusted Long-Term Incentive Award that would have otherwise been paid to the Covered Employee in cash. Any such equity award shall be on such additional terms, including vesting terms, as the Committee may determine in the agreement evidencing such award.

        7.4    Termination of Employment.    The Committee shall determine the extent to which a Covered Employee shall have the right to receive payment for his or her Long-Term Incentive Awards following termination of the Covered Employee's employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an award agreement entered into with each Participant, but need not be uniform among all Long-Term Incentive Awards granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 8. Performance Measures

        8.1    Performance Measures.    Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Article 8, the performance goals upon which the payment or vesting of a Long-Term Incentive Award to a Covered Employee (other than an Annual Incentive Award awarded or credited pursuant to Article 6) that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

  (a)
  Net earnings or net income (before or after taxes);

  (b)
  Earnings per share;

  (c)
  Net service revenue or revenue growth;

  (d)
  Net income from operations;

  (e)
  Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

  (f)
  Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on equity);

  (g)
  Earnings before or after taxes, interest, depreciation, and/or amortization;

  (h)
  Productivity ratios;

  (i)
  Share price (including, but not limited to, growth measures and total shareholder return);

  (j)
  Expense targets;

  (k)
  Margins;

  (l)
  Operating efficiency;

  (m)
  Market share;

  (n)
  Client satisfaction;

  (o)
  Working capital targets; and

  (p)
  Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

        Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (i) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 8.

        8.2    Evaluation of Performance.    The Committee may provide in any such Long-Term Incentive Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. These inclusions or exclusions shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

        8.3    Adjustment of Performance-Based Compensation.    Long-Term Incentive Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

        8.4    Committee Discretion.    In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Long-Term Incentive Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 8.1.

Article 9. Beneficiary Designation

        Each Covered Employee under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Covered Employee, shall be in a form prescribed by the Committee, and will be effective only when filed by the Covered Employee in writing with the Company during the Covered Employee's lifetime. In the absence of any such designation, benefits remaining unpaid at the Covered Employee's death shall be paid to the Covered Employee's estate.

Article 10. Stockholder Approval

        The effectiveness of the Plan is subject to the approval of the stockholders of the Company to the extent required by Section 162(m)(4)(C)(ii) of the Code.

Article 11. Amendment, Modification, and Termination of the Plan

        The Board may amend, modify, or terminate the Plan at any time, provided that no amendment, modification, or termination of the Plan shall reduce the amount payable to a Covered Employee under the Plan as of the date of such amendment, modification, or termination. No amendment which would require stockholder approval under Section 162(m) of the Code may be effected without such stockholder approval.

Article 12. Applicable Law

        The Plan shall be construed, administered, regulated, and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of Delaware.

Article 13. Miscellaneous

        A Covered Employee's rights and interests under the Plan may not be assigned or transferred by the Covered Employee. To the extent the Covered Employee acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Company and the Covered Employee. Designation as a Covered Employee in the Plan shall not entitle or be deemed to entitle a Covered Employee to continued employment with the Company.

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  Exhibit 10.11